Exhibit 99.1

ChemoCentryx Appoints Rita I. Jain, M.D. as Executive Vice President, Chief Medical Officer

Appointment Brings More than 20 Years of Drug Development Experience as Company Launches First Product

SAN CARLOS, Calif., October 11, 2021 — ChemoCentryx, Inc., (Nasdaq: CCXI), today announced the appointment of Rita I. Jain, M.D., as Executive Vice President, Chief Medical Officer. In this role, she will oversee development activities including clinical development, development operations, regulatory affairs, and drug safety and pharmacovigilance. Dr. Jain will continue to serve on the ChemoCentryx board of directors (where she has served since March of 2019) as an executive employee director. Dr. Jain, a board certified rheumatologist, brings more than 20 years of drug development experience leading multiple global programs across early and late stages of development.

“Today we bolster our strength as an organization - and across a range of extremely important therapeutic areas - by bringing Rita Jain to the ChemoCentryx leadership team,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “We welcome her; we cite her impressive track record in drug development with years of experience in leading highly innovative programs. All of these qualities, combined with her dedication to making a fundamental difference in patients’ lives, are a perfect complement to our ChemoCentryx mission.”

“Through my role on ChemoCentryx’s Board of Directors I’ve seen firsthand the value of the science and promise of the company’s pipeline. I’m excited to now join the leadership team and play a larger role in driving these assets forward, particularly at such a transformational time,” said Dr. Jain. “I am impressed with the company’s successful execution to date and look forward to supporting its future achievements

Dr Jain previously served as Chief Medical officer of Immunovant, Inc. and prior to that Senior Vice President and Chief Medical Officer of Akebia Therapeutics, Inc. Before joining Akebia, Dr. Jain was Vice President of Men’s and Women’s Health and Metabolic Development at AbbVie, Inc., and prior to that served in various leadership roles including Divisional Vice President at Abbott Laboratories. Dr. Jain led the design and execution of multiple late-stage programs, including for Orilissa® and Oriahnn®. She has also led programs across a diverse set of therapeutic areas including inflammation, pain, immunology and nephrology, among others.

Before Abbott, she held management positions in the Arthritis, Inflammation and Pain Group at G.D. Searle (acquired by Pharmacia and subsequently Pfizer). Earlier in her career, Dr. Jain was a faculty member at North Shore University Hospital in New York, with an academic appointment as Assistant Professor of Medicine, New York University School of Medicine.

Dr. Jain received her B.S. in biology from LIU/C.W. Post and her M.D. from the State University of New York at Stony Brook School of Medicine. Dr. Jain completed her medical training in internal medicine at Staten Island University Hospital followed by a Fellowship in Rheumatology at North Shore University Hospital and a Clinical Research Fellowship at the University of Texas Southwestern Medical Center, Dallas.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company commercializing and developing new medications for inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally-administered therapies. In the United States, ChemoCentryx markets TAVNEOSTM (avacopan), the first approved orally-administered inhibitor of the complement 5a receptor as an adjunctive treatment for adult patients with severe active ANCA-associated vasculitis. TAVNEOS is also in late-stage clinical development for the treatment of severe Hidradenitis

Suppurativa and C3 glomerulopathy (C3G). Additionally, ChemoCentryx has early-stage drug candidates that target chemoattractant receptors in other inflammatory and autoimmune diseases and in cancer. For more information visit www.chemocentryx.com

Contacts:

Susan M. Kanaya

Executive Vice President,

Chief Financial and Administrative Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

Burns McClellan, Inc.

Lee Roth

212.213.0006

lroth@burnsmc.com